EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Sigma Designs, Inc (File No.  333-149628, effective March 11, 2008, File No. 333-144213, effective June 29, 2007, File No. 333-132303, effective March 9, 2006, File No. 333-128895, effective October 7, 2005, File No. 333-114374, effective April 9, 2004, File No. 333-106978, effective July 11, 2003, File No. 333-103513, effective February 28, 2003, File No. 333-83126, effective February 21, 2002, File No. 333-64234, effective June 29, 2001, File No. 333-86875, effective September 10, 1999, and File No. 333-04041, effective May 20, 1996) on Form S-8 of Sigma Designs, Inc. of our reports dated April 2, 2008, with respect to the consolidated balance sheets of Sigma Designs, Inc. and subsidiaries as of February 2, 2008 and February 3, 2007, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the fiscal years in the three-year period ended February 2, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of February 2, 2008, which reports appear in the February 2, 2008 annual report on Form 10-K of Sigma Designs, Inc.

Our report dated April 2, 2008 refers to accounting changes upon the adoption of the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment and Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, effective January 29, 2006, and February 4, 2007, respectively.

/s/ ARMANINO MCKENNA LLP

San Ramon, California
April 2, 2008